Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (No. 333-206850) and S-8 (No. 333-204421 and No. 333-197778) of HealthEquity, Inc. of our report dated March 31, 2016 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10‑K.
/s/ PricewaterhouseCoopers LLP
Salt Lake City, UT
March 31, 2016